SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made as of the 29th day of September, 2009 (the “Effective Date”), by and between Mark Weinreb (“Weinreb”) and NeoStem, Inc. (the “Company”).

WHEREAS, the Company has employed Weinreb as its President; and

WHEREAS, the Company and Weinreb executed an employment agreement dated February 6, 2003 between a predecessor of the Company and Weinreb, as amended on August 12, 2005, June 1, 2006, January 22, 2007, September 28, 2007 and December 21, 2007 (collectively, the “Employment Agreement”); and

WHEREAS, Weinreb and the Company entered into an Employee Confidentiality, Invention Assignment and Non-Compete Agreement on July 10, 2006, a copy of which is attached to this Agreement as Exhibit A, (the “Restrictive Covenant Agreement”); and

WHEREAS, the Company granted Weinreb the twenty-three option grants listed on Exhibit B attached to this Agreement (the “Option Grants”); and

WHEREAS, Weinreb is a party to a lock up and voting agreement effective November 2, 2008 that, among other restrictions, prohibits him from selling any shares of the Company’s common stock until six months after the consummation of the merger of China Biopharmaceuticals Holding, Inc. into CBH Acquisition, LLC (the “Lock Up Agreement”); and

WHEREAS, Weinreb’s employment with the Company is now terminating; and

WHEREAS, Weinreb and the Company desire to settle fully and finally any differences, rights and duties arising between them, including, but in no way limited to, any differences, rights and duties that have arisen or might arise out of or are in any way related to Weinreb’s employment with the Company and the termination of his employment;

NOW, THEREFORE, in consideration of the payment, benefits and other covenants contained in this Agreement, which Weinreb acknowledges are in excess of any benefits to which Weinreb would otherwise be entitled, the parties agree as follows:

1.             Termination.  Weinreb’s employment with the Company will terminate effective October 2, 2009 (the “Termination Date”).

2.             Separation Payment.  Subject to Section 14(a) below, the Company shall pay Weinreb the following amounts:

(a)            The Company shall continue to pay Weinreb’s regular salary of $17,500 per month from October 1, 2009 through December 31, 2009, less all applicable withholdings.  The Company will pay these amounts in accordance with the Company’s normal payroll practices, commencing on the next payroll period following the eighth day following the date Weinreb executes and returns this Agreement to the Company.

(b)           Provided Weinreb executes and delivers this Agreement to the Company on or before September 29, 2009 at 12:00 pm, the Company will pay Weinreb a bonus of $32,500, less all applicable withholdings, on the Company’s normal October 2, 2009 payroll in lieu of the $7,500 otherwise payable to him.

3.             Stock Options.  Subject to Section 14(a) below, the Company agrees to the following treatment of Weinreb’s Option Grants and his stock ownership in the Company.

(a)            In accordance with the terms of the Company’s 2003 Equity Compensation Plan, all unvested options under any of the Option Grants shall be forfeited as of the Termination Date, except Weinreb shall not forfeit any unvested options under:  (i) the Option Grant to acquire 10,000 shares of the Company’s common stock at an exercise price of $4.95 per share, dated September 27, 2007, (the “Merger Option”); and (ii) the Option Grant to acquire 10,000 shares of the Company’s common stock at an exercise price of $1.63 per share, dated February 27, 2008, (the “Cash Flow Option”).  In accordance with the terms of each grant, both the Merger Option and the Cash Flow Option shall fully vest on the consummation of the merger of China Biopharmaceuticals Holding, Inc. into CBH Acquisition, LLC.

(b)           Provided the Company’s shareholders approve Proposal No. 9 set forth in the Form S-4 filed by the Company with the Securities and Exchange Commission, which approves an amendment to the Company’s 2003 Equity Compensation Plan to permit the Company’s Board of Directors to reprice outstanding options under the plan and provided the Company’s Board of Directors reprices the exercise price of outstanding options under the plan to the greater of $.80 and the fair market value of the Company’s common stock as of the date of the repricing, the exercise price of all outstanding options under the Option Grants shall be repriced to the greater of $.80 and the fair market value of the Company’s common stock as of the date of the repricing.

(c)           The Company hereby amends the terms of each outstanding Option Grant to extend the period in which Weinreb may exercise vested options following the Termination Date to the earlier of:  (i) the original expiration date of each Option Grant; (ii) the second anniversary of the Termination Date; and (iii) the date on which the Company determines, in good faith, that Weinreb has violated the Restrictive Covenant Agreement, except that the Company does not so amend the Option Grant to acquire 100,000 shares of the Company’s common stock at an exercise price of $1.95 per share, dated May 21, 2009, (the “2009 ECP Option”).   The 2009 ECP Option shall remain exercisable through its original expiration date of May 20, 2019, subject to the conditions of (iii), above.  Any vested options that remain unexercised after the earliest of the applicable dates above shall be forfeited and cancelled without any further action by the Company or its Board of Directors.

(d)           Weinreb shall remain subject to the terms of the Lock Up Agreement, except that, subject to the approval of China Biopharmaceuticals Holding, Inc., commencing on December 1, 2009, Weinreb may sell up to 30,000 shares of the Company’s common stock in each calendar month.  Notwithstanding the foregoing, any sales by Weinreb of the Company’s common stock must comply in all respects with the applicable securities laws.

4.             Employee Benefits.  Weinreb’s participation in any Company-sponsored employee benefit plans will terminate on the Termination Date.  Weinreb will be eligible to continue his health, dental and visions care coverage pursuant to the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) for a period of 18 months commencing October 1, 2009.  If Weinreb elects continued coverage under COBRA, the Company will pay the monthly premium due in connection with his and his family’s continued participation in the Company’s employee health plan for twelve (12) months, through September 30, 2010.  Thereafter, Weinreb will be required to pay the full monthly premium.  If Weinreb secures new employment and becomes eligible for benefits under a new employer’s group health plan, he must immediately notify the Company of the start date of that insurance, by letter addressed to Catherine M. Vaczy, Esq., Vice President and General Counsel, NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, New York 10170.  Weinreb will receive information about continuing his health coverage under COBRA in a later mailing, including a form by which he may elect continued coverage.

5.             Acknowledgement.  Weinreb acknowledges that but for his execution of this Agreement, he would not be entitled to the payment and benefits described in Sections 2, 3 and 4 of this Agreement

6.             Expenses.  The Company will reimburse Weinreb for all expenses incurred by him on or prior to the Termination Date in connection with his duties as President, provided he submits an expense report and receipts in accordance with the Company’s normal expense reimbursement policy.

7.             Employee Release.

(a)            In consideration of the payments, benefits and covenants contained in this Agreement, Weinreb, for himself and for his children, heirs, administrators, representatives, executors, successors and assigns, releases and gives up any and all claims and rights which Weinreb has, may have or hereafter may have against the Company, its respective owners, members, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, shareholders, employees and agents and all of their predecessors, successors and assigns (the “Company Releasees”) from the beginning of the world until the date of the execution of this Agreement, including, but not limited to, any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, whether known or unknown, whether in law or equity (collectively, “Claims”), including, but not limited to, any Claims (i) arising out of or related to Weinreb’s employment with the Company; (ii) arising out of or related to the termination of his employment with the Company, (iii) arising out of or related to the Employment Agreement; (iv) based on contract whether express or implied, written or oral, and (v) arising under or related to the United States and/or State Constitutions, federal and/or common law, and/or rights arising out of alleged violations of any federal, state or other governmental statutes, regulations or ordinances or the laws of any country or jurisdiction including, without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act of 1988, the Employee Retirement Income Security Act of 1974, the New York Labor Law, the New York State Human Rights Law and the New York City Human Rights Law, all as amended.  This Section releases all Claims related, but not limited to, the right to the payment of wages, bonuses, vacation, pension benefits or any other employee benefits, and any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, religion, religious creed, sex, sexual orientation, national origin, ancestry, age, mental retardation, learning disability or blindness, mental or physical disability, disorder or handicap, alienage or citizenship status, marital status or domestic partnership status, genetic information, military status or any other basis prohibited by law.

(b)           This release does not waive or release any Claims that Weinreb may have against the Company related to:  (i) vested benefits under the Company’s 401(k) plan; (ii) events occurring after the date he executes this Agreement; or (iii) enforcing the terms of this Agreement.

(c)           Weinreb represents that he has not filed against the Company or any of the Company Releasees or any of their respective affiliates any Claims with any governmental or administrative agency, arbitral tribunal, administrative tribunal, self-regulatory body, or any court arising out of or related to his employment by the Company or any other matter arising on or prior to the date hereof.  Weinreb covenants and agrees that he will not, directly or indirectly, commence or prosecute, or assist in the filing, commencement or prosecution in any court any Claim brought either by Weinreb or by any person or entity, against the Company or any of the Company Releasees, arising out of any of the matters set forth in this Agreement or based upon any Claim.  Weinreb further waives his right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and his right to file a claim seeking monetary damages in any court.  This Agreement does not (i) prohibit or restrict Weinreb from communicating, providing relevant information to or otherwise cooperating with the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts, or (ii) require Weinreb to notify the Company of such communications or inquiry.

8.              Company Release.

(a)            In consideration of the payments, benefits and covenants contained in this Agreement, the Company, for itself and the Company Releasees, releases and gives up any Claims which they have, may have or hereafter may have against Weinreb and his children, heirs, administrators, representatives, executors, successors and assigns (the “Weinreb Releasees”) from the beginning of the world until the date of the execution of this Agreement, including, but not limited to, any Claims (i) arising out of or related to Weinreb’s employment with the Company; (ii) arising out of or related to the Employment Agreement; (iii) based on contract whether express or implied, written or oral, and (iv) arising under or related to the United States and/or State Constitutions, federal and/or common law, and/or rights arising out of alleged violations of any federal, state or other governmental statutes, regulations or ordinances or the laws of any country or jurisdiction.

(b)           Notwithstanding the foregoing, this release does not waive or release any Claims that the Company or the Company Releasees may have against Weinreb related to:  (i) wrongful, illegal or bad faith acts or omissions by Weinreb during his service as the Company’s President; (ii) events occurring after the date he executes this Agreement; or (iii) enforcing the terms of this Agreement.

(c)           The Company represents that it has not filed against Weinreb or any of the Weinreb Releasees any Claims with any governmental or administrative agency, arbitral tribunal, administrative tribunal, self-regulatory body, or any court arising out of or related to Weinreb’s employment by the Company or any other matter arising on or prior to the date of this Agreement.  The Company covenants and agrees that it will not, directly or indirectly, commence or prosecute, or assist in the filing, commencement or prosecution in any court any Claim brought either by the Company or by any person or entity, against Weinreb or any of the Weinreb Releasees arising out of any of the matters set forth in this Agreement or based upon any Claim.

9.             Confidentiality and Intellectual Property.  Weinreb acknowledges and agrees that the Restrictive Covenant Agreement shall survive the execution of this Agreement and shall remain in full force and effect.  Weinreb certifies that he has fully complied with all of his obligations under the Restrictive Covenant Agreement as of the Termination Date, including without limitation, his obligation under Section 2 to return to the Company all information and documents related to Inventions or Confidential Information (as those terms are defined in that agreement).  Weinreb further certifies that he has returned, or will return by the Termination Date, all Company property, including without limitation, office, door and file keys, identification cards, credit cards, business cards, computer access codes and instructional manuals.  Weinreb represents and covenants that he will fully comply with his obligations under the Restrictive Covenant Agreement following the Termination Date.  Weinreb may disclose the terms of the Restrictive Covenant Agreement to others with whom he may enter into a business relationship.

10.           Non-Disparagement.

(a)           Weinreb agrees to not (and shall not encourage or induce others to), in any manner, directly or indirectly, make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Company, any of its affiliates or any of the Company’s or an affiliate’s respective employees, officers or directors.  Weinreb further agrees that without the Company’s prior, written consent, he will not:  (i) hold himself out as continuing to be affiliated or associated with the Company or any of its affiliates in any way after the Termination Date (which prohibition shall not preclude Weinreb from representing his employment with the Company prior to the Termination Date); or (ii) make any statements concerning the Company, any of its affiliates or any of the Company’s or an affiliate’s respective employees, officers or directors in the public domain, including without limitation statements in, or intended for use in, publications, print, electronic media, advertising or public presentations.

(b)           Provided Weinreb directs requests for future references to Catherine Vaczy or to her designee, the Company agrees to confirm in response to such request only Weinreb’s last title and dates of employment.  The Company will instruct Robin Smith and Catherine Vaczy not, in any manner, directly or indirectly, to make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize Weinreb.

(c)            Nothing in this paragraph, however, shall preclude Weinreb, the Company, Smith or Vaczy from giving truthful testimony under oath in response to a subpoena or other lawful process and truthful answers in response to questions from a government investigator.

11.            Cooperation.  Weinreb agrees (upon reasonable notice and within reasonable time commitments) to cooperate with and assist the Company, its affiliates and its and their legal counsel and provide information to the Company, its affiliates and its and their legal counsel as to matters in which Weinreb was involved prior to the Termination Date, including, without limitation, information needed in connection with any claim or litigation, investigation, administrative proceeding, arbitration or enforcement action by or against the Company or any of its affiliates relating to any matter in which he was involved or about which he had knowledge, and will testify as a witness in connection with such matters if requested by the Company or any one of its affiliates.  The Company will reimburse Weinreb for his reasonable out-of-pocket expenses he incurs in connection with his compliance with this Section, except the Company will not reimburse Weinreb for any attorneys’ fees he incurs.

12.            No Admission of Liability.  This Agreement does not constitute or imply an admission of liability or wrongdoing by the Company or any of the Releasees.

13.           Confidentiality.  The terms of this Agreement are CONFIDENTIAL.  Weinreb and the Company each agrees not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than to their respective lawyers, financial advisors or Weinreb’s immediate family members, except as necessary to administer this Agreement, to enforce the terms of this Agreement or to respond to a valid subpoena or other legal process.  If Weinreb does tell his lawyer, financial advisor or immediate family members about this Agreement or its contents, he must immediately tell them that they must keep it confidential as well.

14.           Breach.

(a)            If the Company determines in good faith that Weinreb has breached, is breaching or threatens to breach the Restrictive Covenant Agreement, in addition to any other rights to injunctive relief and monetary damages available under that agreement or at common law, Weinreb shall repay the Continued Salary to the Company.  To the extent that the Company has not yet paid all or any portion of the Continued Salary under Section 2(a) of this Agreement, the Company may immediately suspend any further payments to Weinreb under Section 2(a).  The prevailing party in any action arising out of or related to a breach of the Restrictive Covenant Agreement shall be entitled to an award of reasonable attorneys’ fees and costs in addition to any other legal and equitable relief.

(b)           Excluding any breach of the Restrictive Covenant Agreement, the parties may only institute an action for specific enforcement of the terms of this Agreement and seek damages resulting from such breach.  Weinreb may not institute any proceeding based on claims related to Weinreb’s employment with the Company or the termination thereof.

15.           No Reliance. Weinreb represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth in this Agreement that the Company or any of its members, agents, representatives, or attorneys may have made with regard to the subject matter, basis or effect of this Agreement.  The Company asserts that they have made no representation or statement that is not reflected in this Agreement.  No other promises, agreements or modifications shall be binding unless in writing and signed after the Effective Date.

16.           Governing Law and Jurisdiction.  This Agreement shall be construed in accordance with the laws of the State of New York without regard to any state’s conflict of law provisions.  Any dispute arising out of or related to this Agreement shall be submitted to the New York State Supreme Court, New York County.  Weinreb and the Company each consents to the exercise of personal jurisdiction over him or it for this purpose and waives any objection to the exercise of jurisdiction based on improper venue or inconvenient forum.  Each of Weinreb and the Company waives any right to resolve any dispute arising under or related to this Agreement before a jury.

17.           Severability. If at any time after the date of the execution of this Agreement, any provision of this Agreement shall be held in any court or agency of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be deemed to be restated to reflect, as nearly as possible, the original intentions of the parties in accordance with applicable law.  The invalidity or unenforceability of any provision of this Agreement, however, shall not affect the validity or enforceability of any other provision of this Agreement, the Covenants Agreement or the Assignment Agreement, all of which shall remain in full force and effect.

18.           Entire Agreement.  This Agreement, the Covenants Agreement and the Assignment Agreement set forth the entire agreement between the parties with respect to the subject matter hereof.  This Agreement, the Covenants Agreement and the Assignment Agreement collectively supersede any and all prior understandings and agreements between the parties, including without limitation the Offer Letter and if applicable, the Original Offer Letter, and neither party shall have any obligation toward the other except as set forth in this Agreement, the Covenants Agreement and the Assignment Agreement.  This Agreement may not be modified except in a writing signed by all parties.

19.           Enforceability. Weinreb is bound by this Agreement.  Anyone who succeeds to his rights and responsibilities, such as his heirs or the executors of his estate, is also bound.  This Agreement is made for the Company’s benefit and all who succeed to the Company’s rights and responsibilities, such as the Company’s successors or assigns.

20.           Headings. The headings contained in this Agreement are for the convenience of reference only and are not intended to define, limit, expand or describe the scope or intent of any provision of this Agreement.

21.            Warranties. By signing this Agreement, Weinreb acknowledges the following:

(a)            He understands that this Agreement is LEGALLY BINDING and by signing it he gives up certain rights.

(b)           The Company has given him twenty-one (21) days to consider his rights and obligations under this Agreement (although he may execute and return this Agreement at any time).

(c)           The Company advised him to consult with an attorney and/or any other advisors of his choice before signing this Agreement.

(d)           He has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it.

(e)           He acknowledges and agrees that the payments and benefits set forth in Sections 2, 3 and 4 of this Agreement and the other benefits and covenants contained herein are contingent on his executing this Agreement and KNOWINGLY AND VOLUNTARILY RELEASING all Claims against the Company and the other Releasees that he may have, known or unknown, and that these benefits are in addition to any benefit he would have otherwise received if he did not sign this Agreement.

(f)            This Agreement shall have no force and effect and he will not be entitled to any of the payments and benefits or payments described in Section 2, 3 and 4 of this Agreement, unless he signs and delivers this Agreement on or before twenty one (21) days after he received it.

(g)           He has seven (7) days after he signs this Agreement to revoke it by notifying the Company in writing to the attention of the undersigned at NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, New York 10170 so that the revocation notice is received by the Company on or before the end of the seventh day.  The Agreement will not become effective or enforceable until the seven (7) day revocation period has expired.

(h)           This Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS he may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and

(i)            This Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is seven (7) days after you sign it, provided that you do not exercise your right to revoke this Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

MARK WEINREB	NEOSTEM, INC.

By:
Robin L. Smith
Chief Executive Officer